AGREEMENT, made February 15, 2005, by and between **ITEC ENVIRONMENTAL GROUP ("Itec")**, with principal offices at 5300 Clause Rd., P.O. Box 670 Riverbank, Ca 95367, and **H. MUEHLSTEIN & CO., INC.** (**"Muehlstein"**), a New York corporation with principal offices at 800 Connecticut Avenue, Norwalk, CT 06854.

Itec and **Muehlstein** desire to enter into a relationship whereby **Muehlstein** will act as an agent of **Itec** for sale of reground washed certified post consumer PET flake and post consumer HDPE natural flake or pellets in the United States and Canada subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties mutually agree as follows:

I. AGENCY

Itec hereby appoints **Muehlstein** as **Itec's** sole agent to solicit packaged truckload, bulk truckload and bulk railcar volume orders for reground washed certified post consumer PET flake and post consumer HDPE natural flake or pellets throughout the United States and Canada.

II. VOLUME

A. **Itec** shall make available and ship a minimum of Thirteen (13) Million pounds and a maximum of Fifty (50) Million pounds of reground washed certified post consumer PET flake and post consumer HDPE natural flake or pellets per year. Prior to the end of each contract year, the parties shall review the progress and establish greater minimum and maximum volumes for the next year if appropriate. During the term of this agreement, the maximum volume shall not exceed Sixty (60) million pounds of product per year, unless such volume increases are agreed to by both parties.

B. **Muehlstein** shall provide **Itec** a three (3) month rolling forecast of expected sales by Product grade and regions of the Sales Territory.

III. ORDER PROCUREMENT

A. **Muehlstein** shall offer the Product to prospective customers only at the prices and on the terms and conditions which are established from time to time or otherwise authorized by **Itec** so as to reflect general market conditions or unique customer needs. On a periodic basis as appropriate, Muehlstein shall advise **Itec** of its general competitiveness and of any proposed or anticipated identifiable customer needs.

B. In the procurement or orders, **Muehlstein** shall act in **Itec's** name as its agent and shall use forms and procedures approved by **Itec.** **Itec** reserves the right to reject any order solicited by **Muehlstein** for any valid good faith business reason which in the considered and reasoned judgement of **Itec** is sufficient grounds for rejection.

IV. INVOICING OF SALES TO CUSTOMERS

For the convenience of the parties and in order to facilitate collection, **Muehlstein,** on **Itec's** behalf and in its name as its agent, shall invoice shipments to, and receive amounts due from, customers. **Muehlstein** shall maintain true and correct books of accounts and records of all receipts, deductions and remittance to **Itec**, which shall be open to inspection by **Itec** at reasonable times during normal business hours. **Muehlstein** shall pay **Itec** on a net 30 day basis from shipment date less commissions as outlined below. Changes in credit terms can be made in the future by mutual agreement of the parties.

V. CREDIT RISK AND COMMISIONS

Muehlstein shall assume all credit risk including claims in bankruptcy with respect to sales invoiced by it to customers on **Itec's** behalf, and in view of such assumption of risk, **Itec** shall invoice **Muehlstein** for each shipment at the time shipment is made, such invoice being designed to simplify accounting between parties and not to effect or imply passage to **Muehlstein** of title to Products so invoiced. The amount of **Itec's** invoice for each shipment shall be the same as the amount invoiced by **Muehlstein** to the customer for such shipment, as provided in paragraph IV, less commission as hereinafter provided.

By documented mutual agreement, in particular situations, **Itec** and **Muehlstein** may agree to share credit risk at particular accounts to enhance the sales opportunity for Products.

When, subsequent to invoicing, any discount or allowances are granted or refunds are made by **Muehlstein** with **Itec's** concurrence and approval to a customer for any reason other than the customer's inability to pay, appropriate adjustment shall be made between the parties.

As full compensation for its services and for its assumption of credit risks hereunder, **Muehlstein** shall receive a commission of $.03 for each pound of natural colored PET or HDPE or 5% of the sale delivered price, whichever is greater. The commission for green PET will be $.025 per pound or 5%, whichever is greater. **Itec** shall have no obligation to pay any commission for sales made to **Muehlstein** or to any parent, subsidiary, or any other company or person affiliated with or related in any manner to **Muehlstein**.

Itec may at any time of this contract increase the rate of **Muehlstein's** future commissions hereunder. Any such increase shall be at **Itec's** sole discretion and shall generally be based upon the profitability of business pursuant to this Agreement.

VI. RELATIONSHIP CREATED

Muehlstein is an independent contractor hereunder and not an employee of **Itec**. All persons engaged by **Muehlstein** shall be employees or representatives of **Muehlstein** exclusively. **Muehlstein** shall indemnify and hold **Itec** harmless from and against all claims, demands, losses, damages, judgements, liabilities and reasonable expenses for property damage or personal injuries arising out of, or in connection with, any acts of **Muehlstein** or its employees or representatives, except with respect to matters as to which **Itec** assumes responsibility hereunder.

VII. SELLING EFFORTS

Muehlstein shall provide a reasonable adequate staff of trained sales personnel and shall engage in such promotional activities, including, but not limited to, participating, at its own expense, in trade shows and conventions, as it reasonably deems appropriate in furtherance of its obligation to use its best efforts to stimulate orders for Products in the Territory.

VIII. SELLING AIDS, SUPPLIES, PROMOTIONAL ACTIVITY AND COMPLIANCE WITH LAW

Itec shall provide bulletins, reprints of advertisements, advertising and promotional matter, and product literature regarding the proper and safe use of Products, including, but not limited to, flammability characteristics, warnings, precautions and specific instructions, all for distribution by **Muehlstein.** Additionally, **Itec** shall furnish to **Muehlstein** and its customers Material Safety Data Sheets, TSCA and OSHA data, and all other information and forms, including food and drug compliance guarantees, necessary to facilitate compliance with all applicable federal, state and local laws and regulations. **Itec** further agrees to participate in trade shows and promotions of a national character, and to provide advertising on a national scale, in support of the Products and **Itec** services, as reasonably deemed necessary by **Itec.**

IX. TRAINING, TECHNICAL ASSISTANCE AND INFORMATION, COMPLAINTS, SAMPLES

A. From time to time **Itec** shall make available training for employees of **Muehlstein** in matters of Products' composition, use and promotion, at a mutually convenient time and place. **Muehlstein** shall pay the travel expenses of its representatives. **Itec** shall, at its expense, provide appropriate and reasonable technical service to **Muehlstein's** customers and potential customers.

B. The parties shall cooperate in investigating complaints of customers. **Itec** shall respond promptly to **Muehlstein's** reports of complaints and shall proceed expeditiously, in accordance with its applicable policies and practices, and in conjunction with **Muehlstein,** to resolve such complaints.

C. **Itec,** at its expense shall supply **Muehlstein** with reasonably adequate quantities of Products samples for the purpose of customer evaluation, demonstrating Products changes, and generally supporting the sales efforts of **Muehlstein. Muehlstein** shall provide **Itec** with information regarding the results and feedback of such evaluation or demonstration.

X. WARRANTIES, REPRESENTATIONS, AND AUTHORITY

A. **Muehlstein** shall not make any warranties or representations, express or implied, respecting any of the Products, or their specifications, use, or performance, which extend or conflict

with the standard written warranties or representations **Itec** may make or authorize in connection with the solicitation of orders for Products, specimens of which warranties and representations (and any changes thereof) shall be furnished to **Muehlstein**. **Muehlstein** shall indemnify and hold **Itec** harmless from all losses, damages, suits, claims, judgements, liabilities and reasonable expenditures which **Itec** may incur on account of warranties or representations made by **Muehlstein** that go beyond or conflict with those specified or authorized by **Itec.**

B. **Muehlstein's** authority hereunder is limited to the solicitations of orders for the purchase of Products. **Muehlstein** may not endorse the name of **Itec** on commercial instruments of any nature, contract for any debt or create any obligation or warranty, express or implied, written or oral, binding upon **Itec.**

C. **Itec** represents and warrants that all Products shipped to customers procured by **Muehlstein** hereunder will be of specified quality and in accordance with **Itec's** sales specifications for such Products at the time of shipment.

D. **Itec** shall comply with all applicable laws and regulations governing or relating to the manufacture, sale and distribution of Products. **Muehlstein** shall likewise comply with all applicable laws and regulations governing or relating to the solicitation of orders and sales of Products hereunder and with respect to **Muehlstein's** efforts as an Agent of **Itec.**

E. **Itec** shall indemnify and hold **Muehlstein** harmless from all claims, suits, losses, damages, judgments, liabilities and reasonable expenses which **Muehlstein** may incur on account of (i) any defects in any of the products sold to customers procured by **Muehlstein,** (ii) any breach of authorized warranties, express or implied, made or existing in favor of third parties, or (iii) the breach of **Itec's** representation or warranty.

XI. <u>TERM AND CANCELLATION</u>

A. This Agreement shall be in effect for three (3) years commencing February 15, 2005, and, unless terminated shall continue in effect after the first three (3) years until terminated by either party on 180 days prior written notice. Either party may cause this Agreement to terminate at the end of the

first three-year period by giving notice to the other party at least 180 days prior to the end of the three-year period.

B. Notwithstanding the foregoing, in the event either party shall commit a material breach of this Agreement, the other party may terminate on sixty (60) days' written notice, provided the breach is not remedied within such period. **Muehlstein's** failure to reach minimum volumes as set forth in Section II of this Agreement shall not be deemed to be a fact which by itself shall be declared a material breach for purposes of this paragraph.

C. In the event this Agreement is terminated for any reason other than for a material breach, **Muehlstein** and **Itec** agree to have a six-month phaseout period commencing upon the termination date of the Agreement. During such phaseout period **Muehlstein** shall continue to procure orders for, and **Itec** shall continue to make available and ship, Products as theretofore.

XII. NOTICES AND REQUESTS

With the exception of day-to-day activities in the usual course in pursuance of this Agreement, any notice, demand, or request required or permitted to be given in connection with this Agreement shall be in writing and shall be deemed effective upon receipt. Either party may change its address for purposes of this Agreement by written notice given in accordance herewith.

XIII. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties relating to the Products. The Agreement may be amended only by an instrument in writing which expressly refers to this Agreement and specifically states that it is intended to amend it. Neither party is relying upon any warranties, representations, or inducements not set forth herein.

XIV. NON-ASSIGNABILITY

This Agreement is personal in character and the rights and duties hereunder may not be transferred or assigned by operation of law or by either party, without the express written consent of the non-assigning party. Notwithstanding the previous sentence, **Muehlstein** may without limitation

and upon notification to **Itec**, assign or delegate to a direct or indirect affiliated entity (any entity that controls, is controlled by, or is under common control with **Muehlstein**) any of its rights or performance of duties under this Agreement. All of the terms and provisions of this Agreement shall be binding upon, inure to benefit of, and be enforceable by, the parties hereto and their respective affiliates, successors and assigns.

XV. NON-WAIVER

The failure of either party to exercise any of its rights hereunder upon one occasion shall not constitute a waiver of its right to exercise the same on another occasion.

XVI. APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

XVII. SEVERABILITY

If any provisions or clause of this Agreement or application thereof to any person or circumstance is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application, and to this end the provisions of this agreement are severable.

XVIII. FORCE MAJEURE

Anything elsewhere in this Agreement to the contrary notwithstanding, neither party shall be liable for any failure to perform or delay in performing hereunder, to the extent that such failure or delay results from any circumstances beyond its reasonable control.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the date set forth above.

ITEC ENVIRONMENTAL GROUP	H. MUEHLSTEIN & CO., INC.
By	By
Title	Title Business Manager
Date 2-18-05	Date February 15, 2005